Exhibit 99.1

Name and Address of Additional Reporting Persons:

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Ciudad de México, México

Explanation of Responses:

Beneficial Ownership of Inversora

As of the date of this filing, (i) Inversora Carso owns 15,611,981 shares of Class A Common Stock, $0.001 par value per share (the “Class A Common Shares”), which are held by Control Empresarial de Capitales S.A. de C.V., a wholly-owned subsidiary of Inversora Carso, and (ii) the Slim Family, which are beneficiaries of a Mexican trust that in turn owns all of the issued and outstanding voting equity securities of Inversora Carso, may be deemed to beneficially own indirectly the Class A Common Shares beneficially owned by Inversora Carso. The Class A Common Shares beneficially owned by Inversora Carso constitute approximately 13.0% of the 119,894,441 issued and outstanding Class A Common Shares, as reported in the Form 10-Q filed by the Issuer with the SEC on August 1, 2019. As a result, the Slim Family may also be deemed to beneficially own approximately 13.0% of the 119,894,441 issued and outstanding Class A Common Shares, as reported in the Form 10-Q filed by the Issuer with the SEC on August 1, 2019.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By:	/s/ Javier Foncerrada
Javier Foncerrada
Marco Antonio Slim Domit		Attorney-in-Fact*
August 7, 2019
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INVERSORA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vázquez
Title: Attorney-in-Fact

* See the Powers of Attorney for the members of the Slim Family and Inversora, which are filed as exhibits to the Form 4 filed by the Slim Family and Inversora with the SEC on February 12, 2018 in connection with their sale of Class A Common Shares, par value $0.10 per share of The New York Times Company, and the Joint Filing Agreement among the Slim Family and Inversora, filed by the Slim Family and Inversora with the SEC on August 30, 2017 as an exhibit to the initial Schedule 13G in respect of their ownership of the Issuer, are hereby incorporated herein by reference.